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                                                               Exhibit No. 13(a)


                     PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                          OF

                    KIDDER, PEABODY MUNICIPAL MONEY MARKET SERIES

          WHEREAS, Kidder, Peabody Municipal Money Market Series (the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

          WHEREAS, the Fund desires to adopt a Plan of Distribution pursuant to Rule 12b-1 (the "Plan") under the Act, and the Trustees have determined that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders; and

          WHEREAS, the Fund currently employs Kidder, Peabody & Co. Incorporated ("Kidder, Peabody") as exclusive principal underwriter of shares of beneficial interest of each series of the Fund set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each a "Series"); and

          WHEREAS, the Fund and Kidder, Peabody propose, subject to the adoption of the Plan to enter into a Distribution Agreement (the "Distribution Agreement") pursuant to which the Fund will continue to employ Kidder, Peabody as such exclusive principal underwriter;

          NOW, THEREFORE, the Fund hereby adopts, and Kidder, Peabody hereby agrees to the terms of, this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. The Fund shall reimburse Kidder, Peabody as the exclusive principal underwriter of shares of each Series for its expenses in respect of the distribution of such Series' shares at a rate not to exceed the percentage of the average daily net assets of such Series set forth opposite its name on Exhibit A. The amount of such reimbursement shall be accrued daily at such rate and paid monthly or at such other intervals as the Trustees shall determine and shall be reconciled with Kidder, Peabody's actual expenses, but not greater than such rate per annum, on an annual basis. The Fund is not authorized hereunder to reimburse Kidder, Peabody for expenses incurred more than 12 months prior to the date of such reimbursement.

2. The expenses for which reimbursement is authorized hereunder are those which Kidder, Peabody may spend on any activities primarily intended to result in the sale of each Series' shares and the maintenance of accounts and account balances with the Fund, including, but not limited to, compensation to and expenses of Kidder, Peabody's Registered
     Representatives, other selected broker-dealers or their Registered

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     Representatives, or other employees of Kidder, Peabody who engage in or support distribution of the Series' shares, service shareholder accounts or provide other services to current or prospective shareholders of the Series; printing of prospectuses and reports for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising material. As to each Series, it is understood that Kidder, Peabody currently intends that approximately the percentage per annum of the average daily net assets of such Series set forth opposite its name on Exhibit A shall be paid to Registered Representatives proportionately in respect of such Series' share balances maintained by clients of such Registered Representatives, and the balance on other activities. At least annually and in advance of any annual continuance of the Plan as contemplated by paragraph 3, Kidder, Peabody shall prepare and present to the Trustees a marketing plan and budgets, including reasonable estimates and projections of its contemplated distribution activities and attendant expenses, for the succeeding 12 month period.

3. As to each Series, the Plan will become effective immediately upon approval by (a) a majority of the outstanding voting securities of such Series, and
     (b) a majority of both (i) the Trustees of the Fund and (ii) those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan. As to each Series, the Plan will continue in effect for a period of one year from its effective date, unless terminated pursuant to its terms. As to each Series, this Plan shall, unless terminated as hereinafter provided, continue in full force and effect from year to year thereafter for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Trustees of the Fund and (b) the Rule 12b-1 Trustees, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

4. Agreements related to the Plan shall be subject to the approval of the Trustees and the Rule 12b-1 Trustees in the manner required for continuance of this Plan, and shall be subject to the annual continuance thereof in the same manner. It is currently contemplated that the only such related agreement shall be the Distribution Agreement.

5. Kidder, Peabody shall provide to the Trustees of the Fund and the Trustees shall review, at lest quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Such reports shall provide a comparison with the budgets presented pursuant to paragraph 2 and shall explain material discrepancies between actual and budgeted expenditures.

6. As to each Series, this Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of such Series. As to each Series, upon termination as provided in this paragraph 6, the Fund shall immediately cease to make any payments hereunder or under any related agreement with respect to such Series.


                                         -2-

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7.   This Plan may not be amended to increase materially the amount of distribution expenses which a Series may bear as provided in paragraph 2 hereof, unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of such Series and no material amendment to this Plan shall be made unless approved in the manner provided for annual continuance in paragraph 3 hereof.

8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

9. The Fund shall preserve copies of this Plan, any related agreements and all plans presented and reports made pursuant to paragraphs 2 and 5 hereof for a period of not less than six years from the date of this Plan, or the agreements or such plans and reports, as the case may be, the first two years in an easily accessible place.

10. No Trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund, but the Fund estate only shall be liable.

          IN WITNESS WHEREOF, the Fund and Kidder, Peabody have executed this Plan on the day and year set forth below in New York, New York.


Date:     September 19, 1990            KIDDER, PEABODY MUNICIPAL MONEY
                                        MARKET SERIES

                                        By:
                                        /s/ David Hartman
                                        -------------------------------------
                                        /s/
                                        -------------------------------------
                                        Attest:

                                        KIDDER, PEABODY & CO. INCORPORATED

                                        By:
                                        /s/
                                        -------------------------------------
                                        /s/
                                        -------------------------------------
                                        Attest:


                                         -3-

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                                                                       EXHIBIT A

                                                    Registered Representatives
                    Annual fees as a Percentage    Annual Fee as a Percentage of
Name of Series      Of Average Daily Net Assets      Average Daily Net Assets
--------------      ---------------------------      ------------------------
Connecticut Series        .12 of 1%                         .10 of 1%

New Jersey Series         .12 of 1%                         .10 of 1%

New York Series           .12 of 1%                         .10 of 1%